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                                                               EXHIBIT T3E(1)(a)

                                   SUPPLEMENT

                           Dated as of March 22, 2002

                                     to the

                              OFFER TO EXCHANGE AND
                         CONSENT SOLICITATION STATEMENT
                                       By
                            SOUTHWEST ROYALTIES, INC.

                               With Respect To Its
                          10 1/2% Senior Notes Due 2004

         On March 5, 2002, Southwest Royalties, Inc., a Delaware corporation ("Southwest"), commenced an offer to the holders (the "Holders") of Southwest's outstanding 10 1/2% Senior Notes Due 2004 (the "Original Notes"), upon the terms and subject to the conditions set forth in that certain Offer to Exchange and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the "Statement"), in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal"), and in the Note Exchange Agreement (the "Note Exchange Agreement" and, together with the Statement and the Consent and Letter of Transmittal, the "Offer"), to exchange (the "Exchange") at least $115 million (the "Minimum Tender") of its Original Notes, and any interest accrued but not paid thereon, for $60 million of Senior Secured Notes Due 2004 (the "New Notes") and 900,000 shares (the "Class A Common Shares" and, together with the New Notes, the "Exchange Consideration") of Southwest's Class A common stock, par value $.01 per share.

         Southwest is sending this supplement to the Statement (the "Supplement") in order to (i) extend the Expiration Date of the Offer, (ii) clarify certain terms of the Offer and (iii) send additional materials to the Holders. This Supplement modifies certain provisions of the Statement and contains important information which should be read before any decision is made with respect to the Offer and the Consent Solicitation. Terms used in this Supplement but not otherwise defined herein have the meanings set forth in the Statement.

Extension of Expiration Date
----------------------------

         The Offer has been extended and now will expire at 12:00 noon, New York, New York time, on April 12, 2002, or such later date as may be announced by Southwest in accordance with the terms of the Offer (the "Expiration Date"). Until the Offer is accepted by Southwest in accordance with its terms, the Expiration Date may be extended by Southwest in its discretion. To be considered for exchange, Original Notes must be validly tendered for exchange by no later than 12:00 noon, New York, New York time, on the Expiration Date. Any extension of the Expiration Date may affect other dates contained in the Statement, which dates are based on the Expiration Date.

Clarification of Certain Terms of the Offer
-------------------------------------------

         In the event Southwest receives more than the Minimum Tender, the amount of the Exchange Consideration will not be proportionately increased upon the receipt of such additional Original Notes in the Exchange.

         Notwithstanding any other provision to the contrary contained in the Statement, the obligations of Southwest to consummate the Exchange are subject to the following conditions:

         (i) the receipt of the Minimum Tender (unless waived by the unanimous consent of the Participating Holders who are parties to the Participation Agreement);

         (ii) the receipt of the Requisite Consent to the Proposed Waivers and Amendments and, if any Original Notes remain outstanding, the execution and delivery of the Supplemental Indenture, the Pledge Agreement Waiver and the Amended and Restated Pledge Agreement concurrently with consummation of the Exchange;

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         (iii) the execution and delivery of the Senior Credit Agreement and the Collateral Trust Agreement and the Security Documents relating to those documents and to the Indenture, in each case by the parties thereto, concurrently with the consummation of the Exchange;

         (iv) the declaration of effectiveness by the SEC of Southwest's Form T-3 filed with respect to the New Indenture;

         (v) the execution of the Note Exchange Agreement, the Collateral Trust Agreement and the Stockholders Agreement by the tendering Holders, pursuant to a Power of Attorney to be granted to the Depositary on behalf of the exchanging Holders concurrently with the consummation of the Exchange; and

         (vi) the written cancellation of a $1.6 million note issued by H. H. Wommack, III, Southwest's Chief Executive Officer and President, to SRH in exchange for 123,710 shares of SRH common stock held by Mr. Wommack concurrently with the consummation of the Exchange.

         All of these conditions must be satisfied prior to or on the Expiration Date. If any of the foregoing conditions are not satisfied, Southwest may (a) terminate the Offer and Consent Solicitation and return such Original Notes to the tendering Holders, (b) extend the Offer and Consent Solicitation and retain all tendered Original Notes until the expiration of the Offer and Consent Solicitation, subject, however, to the withdrawal rights of Holders or (c) waive any of the conditions with respect to such Offer and Consent Solicitation (other than the Minimum Tender, which can only be waived by the unanimous consent of the Participating Holders, or the Requisite Consent, which cannot be waived) and accept all Original Notes tendered, Consents delivered and Powers of Attorney granted therein. The foregoing conditions are for the sole benefit of Southwest and (other than the Minimum Tender, which can only be waived by the unanimous consent of the Participating Holders, or the Requisite Consent, which cannot be waived) may be waived by Southwest, in whole or in part, in its sole discretion, prior to the Expiration Date. Other than as set forth herein, Southwest may not terminate the Offer.

         If Southwest extends the Offer, or if, for any reason, the acceptance for exchange of Original Notes is delayed or if Southwest is unable to accept for exchange Original Notes pursuant to the Offer, then, without prejudice to Southwest's rights under the Offer, the Depositary may retain tendered Original Notes on behalf of Southwest, and such Original Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described under "--Withdrawal Rights" in the Statement. Southwest's ability to delay the exchange of Original Notes that have been accepted for exchange, however, is limited by Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

Additional Exhibits
-------------------

         In connection with the Exchange, in addition to the Statement and Exhibits previously sent to Holders, Southwest is sending to Holders the following documents:

         o Amendment No. 1 to the Annual Report on Form 10-K for the year ended 2000 of Southwest's current parent SRH, as filed with the Securities and Exchange Commission on March 14, 2002, attached hereto as Exhibit A.
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         o    The Form of Collateral Trust Agreement, attached hereto as Exhibit
                                                                         -------
               B; and
               -

         o Term Sheet for the Senior Credit Agreement (together with commitment letters from the Senior Lenders), attached hereto as Exhibit C.
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